UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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Altaba Inc.

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Dear [Shareholder],

As you may know, the Company’s annual shareholder meeting is being held on Tuesday, October 24. There are two proposals on the ballot to approve the Company’s investment advisory contracts with BlackRock and Morgan Stanley respectively; these are the contracts to manage the Company’s short-term debt portfolio. Although the vote for the proposals is running more than 99% in favor, for the proposals to pass they need a “40 Act majority” which means either a majority of all shares outstanding (we were at approximately 47.8% of all outstanding shares at last count) or 67% of the meeting quorum (we were at about 64% of quorum at last count). For technical reasons, shares that are voted by brokers on behalf of clients often come in without voting on these proposals (which is why we’re not at 67% of quorum).

While we are optimistic that we can eventually obtain the required vote for the advisory contracts given how strongly in favor the votes have been so far, extending the time to do so will involve administrative burden and expense for the Company that we would prefer to avoid if we can. Accordingly, if you haven’t instructed [your broker] on voting your shares yet, we wanted to ask if you could do so at least as to the advisory contracts (proposals 2 and 3), given the unusual 1940 Act approval requirement. We would really appreciate it, as your vote on those may be enough for the Company to avoid having to extend the voting period.

If either you or [your broker] has any questions at all about the proposals or the vote, please feel free to contact me. I’m also copying Chris Hayden from Georgeson, our proxy solicitor, in case he can be of any help to either of you with the logistics of voting. Thanks in advance for your consideration.

DeAnn Work

Chief Compliance Officer